Exhibit 99

FOR IMMEDIATE RELEASE

Borden Chemical Expects to Report Improved Revenues and Operating Income for First Quarter 2005

COLUMBUS, Ohio (May 2, 2005) - Borden Chemical today reported that it expects revenues, operating income and Adjusted EBITDA for the three-month period ending March 31, 2005 to exceed those reported in the first quarter of 2004.

•	Revenue is expected to increase 26 percent over the same period a year ago;

•	Operating income is expected to increase approximately 61 percent over the prior year period;

•	Net income is expected to decrease by between $9 and $11 million over the prior year period to a net loss of between $4 and $6 million;

•	Adjusted EBITDA is expected to grow approximately 14 percent to between $44 and $45 million versus the prior year quarter;

•	Net debt is expected to remain unchanged from the $845 million reported at December 31, 2004.

The company expects sales for the quarter to increase 26 percent to $485 million versus $385 million for the same period last year, reflecting higher average selling prices and volume improvement. Sales volumes increased 5 percent for the period, reflecting continued strength in domestic and international wood and industrial markets.

Borden Chemical’s operating income for the quarter is expected to be between $33 and $34 million versus operating income of $21 million in the previous year period, with the increase driven largely by increased volumes, higher average selling prices and lower business realignment expenses.

The company expects to report a net loss for the quarter of between $4 and $6 million compared with net income of $5 million for the first quarter 2004. The decrease is due primarily to higher interest expense and a mark to market adjustment of $10 million on a foreign currency hedge contract associated with the Bakelite AG acquisition, which more than offsets the improved operating results.

Earnings before interest, taxes, depreciation and amortization adjusted to exclude unusual and certain permitted items (Adjusted EBITDA) for the quarter are expected to be between $44 and $45 million versus $39 million for the first quarter 2004. Adjusted EBITDA is used to determine compliance with certain covenants contained in the indenture governing the company’s Notes and its Amended and Restated Credit Facility. Additional detail regarding this metric is included as part of this press release.

The company’s debt, net of cash and equivalents (net debt), is expected to remain unchanged from the $845 million reported at December 31, 2004.

“Our positive first quarter operating results continue to build on the results we generated in 2004,” said Craig O. Morrison, president and chief executive officer. “We are pleased with the continued performance of our company in spite of increased raw material costs, as we continue to drive volume growth, pricing and productivity initiatives across our businesses.”

As previously announced, Borden Chemical completed the acquisition of Bakelite AG from its parent company, Rütgers AG on April 29, 2005. Accordingly, the operating results of Bakelite AG are not included in the consolidated operating results of Borden Chemical for the three-month period ending March 31, 2005.

Reconciliation of Adjusted EBITDA to Net Loss

Adjusted EBITDA is defined as EBITDA adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indenture governing certain of the company’s debt instruments and the company’s senior credit facility. Borden Chemical believes that the inclusion of supplemental adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors to demonstrate compliance with our financing covenants. Adjusted EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles, or GAAP, and Borden Chemical’s calculation and use of this measure may differ from other companies. This non-GAAP measure should not be used in isolation or as a substitute for a measure of performance or liquidity and should not be considered an alternative to net income under GAAP for purposes of evaluating our results of operations, prepared in accordance with GAAP.

	(Estimated Range)
(in millions)	March 31, 2005
	Low	High
Net loss	$(6)	$(4)
Depreciation and amortization	12	12
Interest expense	22	22
Other non-operating expense	9	10
Income tax expense	5	6
Other adjustments	2	(1)

Adjusted EBITDA	$44	$45

About Borden Chemical

Based in Columbus, Ohio, Borden Chemical is a global source for industrial resins and adhesives, formaldehyde, UV light-curable coatings and adhesives, and other specialty products serving a broad range of markets including the forest products, construction, oilfield, composites, electronics, automotive and foundry industries. You can find Borden Chemical on the web at www.bordenchem.com.

As previously announced, Borden Chemical plans to merge with both Resolution Performance Products LLC (RPP) and Resolution Specialty Materials LLC (RSM) to form the world’s largest producer of thermosetting resins. All three companies are owned by affiliates of the private investment firm Apollo Management, L.P. The new company will be named Hexion Specialty Chemicals, Inc.

Safe Harbor Language

Statements contained in this press release may include “forward-looking statements” about the Company’s financial results under the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Forward-looking statements are based on our currently available financial, economic and competitive data and on business plans. Actual results could vary materially depending on risks and uncertainties that may affect the company’s operations, markets, services, prices and other factors as discussed in our filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. There is no assurance that the company’s expectations will be realized. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

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Contact:

Peter Loscocco

Director, Public Affairs

614-225-4127

LoscoccoPF@bordenchem.com